Exhibit 99.1

Aspect Software Reports
Fourth Quarter Preliminary Results

- Revenue Increased 14% Sequentially
- Product Revenue Increased 45% Sequentially and 49% over the Prior Year
- Pro Forma EBITDA Increased 16% Sequentially
Phoenix, Arizona, February 20, 2014 - Aspect Software today announced preliminary results for the fourth quarter ended December 31, 2013.
Stewart Bloom, CEO of Aspect Software, commented, “We are encouraged about sequential quarter improvements in key performance measures for the fourth quarter of 2013. We had solid revenue growth and improved our margins and pro forma EBITDA for the fourth quarter of 2013 on a sequential basis. During the fourth quarter of 2013, we continued a trend of what is now 112 new logo customers captured over the trailing four quarters. In Q4 alone we signed 40 new logo customers, with 7 of these accounts attributable to our Voxeo business. Excluding the impact of our Signature business run-off, our core license fee revenue grew 15% in 2013 compared to the prior year.”
We expect revenue for the three months ended December 31, 2013 to be approximately $123.3 million, compared to $109.6 million in the prior year quarter. This is an increase of approximately 14% sequentially from $108.5 million for the three months ended September 30, 2013.
We expect net income for the three months ended December 31, 2013 to be $5.4 million, compared to a net loss of $0.7 million in the prior year quarter and net income of $7.9 million for the three months ended September 30, 2013. Net income for the three months ended September 30, 2013 included a $12.9 million deferred tax asset valuation release resulting from deferred tax liabilities recorded in connection with our acquisition of Voxeo.
We expect pro forma EBITDA for the three months ended December 31, 2013 to be $32.8 million, compared to $29.2 million in the prior year quarter and $28.2 million for the three months ended September 30, 2013.
Cash as of December 31, 2013 was $28.2 million, compared to $32.2 million as of September 30, 2013 and $82.4 million as of December 31, 2012. Our cash balance decreased from the third quarter and the prior year as we utilized our excess balances to fund acquisitions and strategic investments.
Robert Krakauer, Executive Vice President and CFO of Aspect Software, said, “In the fourth quarter, we were able to grow our top line, improve our margins, and trim our operating expenses to deliver a 16% improvement sequentially in Pro Forma EBITDA. We are beginning to see the results of our transformational efforts in our bookings and pipeline growth and we are optimistic about Aspect’s opportunities in 2014.”
The fourth quarter 2013 estimated results are preliminary and subject to completion of Aspect Software's closing process and the customary audit by its external auditors. Accordingly, such estimated results are subject to change.

Investor Conference Call / Webcast Details
Aspect will conduct a conference call with analysts to discuss its fourth quarter of 2013 results and business outlook on Thursday, February 20, 2014 at 11:00 a.m. Eastern time To listen to the conference call, please visit this link http://www.media-server.com/m/p/sm8cdcqt or call (888) 734-0328 Conference ID: 33886373. Playback of the conference call will be available on www.aspect.com.Aspect will report full annual results for 2013 in its Annual Report on Form 10-K which will be filed with the Securities and Exchange Commission upon completion of its annual audit by its external auditors.

About Aspect Software
Aspect’s fully-integrated solution unifies the three most important facets of modern contact center management: customer interaction management, workforce optimization, and back-office. We help the world’s most demanding contact centers seamlessly align their people, processes and touch points to deliver remarkable customer experiences. For more information, visit www.aspect.com.
Follow Aspect on Twitter at @AspectSoftware. Read our blogs at http://blogs.aspect.com.
Safe Harbor for Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of U.S. federal securities laws. These forward-looking statements are based on management's current expectations, estimates, forecasts and projections and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. Forward-looking statements made in this press release are made only as of the date hereof and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Risks and uncertainties that could cause actual results to differ from those set forth in any forward-looking statements are discussed in more detail under the caption Risk Factors in Aspect’s annual report on Form 10-K for the year ended December 31, 2012.
This press release contains references to non-GAAP financial measures, which exclude stock-based compensation expense, acquisition-related costs, depreciation, amortization, restructuring charges, employee separation costs, and certain other items that are allowed under the terms of Aspect’s credit agreement. For a reconciliation of non-GAAP to GAAP financial measures, please refer to the supplemental schedules below.

CONTACT:
For more information, please contact:
Tim Dreyer Aspect Software Tel: 630 227 8312 tim.dreyer@aspect.com

Aspect Software Group Holdings, Ltd.
Preliminary Condensed Consolidated Statements of Operations
(Unaudited)

Three Months Ended December 31,
(in thousands)	2013
Net revenues	$123,295
Cost of revenues	48,832
Gross profit	74,463
Operating expenses	51,860
Income from operations	22,603
Interest and other expense, net	(18,949)
Income before income taxes	3,654
Benefit from income taxes	(1,376)
Net income	5,030
Net loss attributable to non-controlling interest	395
Net income attributable to Aspect Software Group Holdings	$5,425

Reconciliation of Income from Operations to Pro Forma EBITDA
(Unaudited)

Three Months Ended December 31,
2013
Income from operations	$22.6
Depreciation and amortization	5.5
Stock based compensation	0.1
Sponsor management fees	0.5
Other (1)	4.1
Pro Forma EBITDA	$32.8

(1) These costs represent amounts that are allowed to be added back for calculation of compliance with our debt agreement covenants including acquisition related adjustments to revenue, strategic investment costs, legal entity rationalization, IRS audit, debt issuance, Sarbanes-Oxley compliance, foreign withholding taxes, and non-recurring charges.

Earnings before interest, depreciation and amortization, as adjusted (“Pro Forma EBITDA”) is used in our debt agreements to determine compliance with financial covenants and our ability to engage in certain activities, such as making certain payments. In addition to covenant compliance, our management also uses Pro Forma EBITDA to assess our operating performance and to calculate performance-based cash bonuses which are tied to Pro Forma EBITDA targets. Pro Forma EBITDA contains other charges and gains, for which we believe adjustment is permitted under our senior secured credit agreement. Pro Forma EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Pro Forma EBITDA instead of income from operations has limitations as an analytical tool, including the failure to reflect changes in cash requirements, including cash requirements necessary to service principal or interest payments on our debt, or changes in our working capital needs. Management compensates for these limitations by relying primarily on our GAAP results and by using Pro Forma EBITDA on a supplemental basis. Other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.